UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.)

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Farmers & Merchants Bancorp

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FARMERS & MERCHANTS BANCORP
111 West Pine Street, Lodi, CA 95240-2184

April 15, 2010

Dear Stockholder:

The annual meeting of stockholders of Farmers & Merchants Bancorp (the “Company”) will be held this year in the Ole Mettler Grape Pavilion at the Lodi Grape Festival, 413 E. Lockeford Street, Lodi, CA, on Monday, May 17, 2010, at 4:00 p.m.  We look forward to your attendance.

The enclosed proxy statement describes the business to be conducted at the annual meeting, which includes the election of Directors and any other matters which properly come before the meeting.

A copy of the Company’s 2009 Annual Report to Stockholders is also enclosed.

At this year’s annual meeting we will be recognizing Ole Mettler’s 50 years of service as an employee and 37 years as a Director.  Mr. Mettler recently retired after a long and distinguished banking career, and is now Chairman Emeritus.

 We hope you will be able to attend the annual meeting in person.  We would also like to invite you to be our guest for dinner immediately following the meeting.  Please note that the annual meeting is only open to stockholders. Space will be limited and we cannot accommodate other guests.  We thank you in advance for your understanding on this issue.

The Directors and senior management greatly appreciate the interest expressed by our stockholders.  Whether or not you plan to attend the annual meeting, it is important that you are represented and that your shares are voted.  Accordingly, after reviewing the enclosed proxy statement, we ask you to complete, sign and date the enclosed proxy and return it as soon as possible in the postage-paid envelope that has been provided for your convenience.

Sincerely,

/s/ Kent A. Steinwert

Kent A. Steinwert
Chairman, President and Chief Executive Officer

Enclosures

FARMERS & MERCHANTS BANCORP
111 West Pine Street, Lodi, CA 95240-2184

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2010

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2010 annual meeting of stockholders of Farmers & Merchants Bancorp (the “Company”) will be held this year in the Ole Mettler Grape Pavilion at the Lodi Grape Festival, 413 E. Lockeford Street, Lodi, CA, on Monday, May 17, 2010, at 4:00 p.m. to:

1.	Elect the following eight (8) Directors:

Stewart C. Adams, Jr.	Carl A. Wishek, Jr.
Kevin Sanguinetti	Kent A. Steinwert
Edward Corum, Jr.	Calvin (Kelly) Suess
Bruce A. Mettler	James E. Podesta

2.	Act upon such other matters as may properly come before such annual meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 19, 2010 as the record date for determining the holders of the common stock of the Company entitled to notice of, and to vote at, the annual meeting and any adjournments thereof.

You are encouraged to attend the annual meeting. If you are a beneficial owner of common stock held by a broker, bank or other nominee, you will need proof of ownership to be admitted to the meeting.  A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

 Please complete, sign and date, as promptly as possible, the enclosed proxy and immediately return it in the envelope provided for your use.  This is important whether or not you plan to attend the annual meeting in person.  The giving of such proxy will not affect your right to revoke such proxy or to vote in person, should you attend the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Stephen W. Haley

Stephen W. Haley
Secretary

Dated:  April 15, 2010

YOUR VOTE IS IMPORTANT.
TO INSURE YOUR VOTE IS REPRESENTED, YOU ARE
URGED TO COMPLETE, SIGN, DATE AND PROMPTLY
RETURN YOUR PROXY.

PROXY STATEMENT
FARMERS & MERCHANTS BANCORP
111 West Pine Street, Lodi, CA 95240-2184

I -	INTRODUCTION

This proxy statement is furnished to the stockholders of Farmers & Merchants Bancorp (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be used in voting at the annual meeting of stockholders to be held on May 17, 2010 in the Ole Mettler Pavilion at the Lodi Grape Festival, 413 E. Lockeford Street, Lodi, CA at 4:00 p.m., and at any adjournment or postponement thereof.  All expenses incidental to the preparation and mailing, or otherwise making available to all stockholders of the notice, proxy statement and form of proxy will be paid by the Company.  This proxy statement and the enclosed proxy are being mailed to the Company’s stockholders on or about April 15, 2010.

For information on how to vote your shares, see the instructions included on the enclosed proxy card and under “Information About Voting and the Annual Meeting.”

II -	INFORMATION ABOUT VOTING AND THE ANNUAL MEETING

Voting Rights and Vote Required

Only stockholders of record at the close of business on March 19, 2010 (the “record date”), will be entitled to vote in person at the meeting or by proxy.  On the record date, there were 780,944 shares of common stock outstanding and entitled to vote.

Holders of common stock of the Company are entitled to one vote for each share held.

However, with respect to the election of Directors, each stockholder may be eligible to exercise cumulative voting rights and may be entitled to as many votes as shall equal the number of shares of common stock held by such stockholder multiplied by the number of Directors to be elected, and such stockholder may cast all of such votes for a single nominee or may distribute them among two or more nominees.  For example, if you own 10 shares of common stock of the Company and 8 Directors are being elected, you have 80 votes – you can cast all of them for one nominee, or two or more nominees if you so choose. No stockholder shall be entitled to cumulate votes (i.e., cast for any one or more nominees a number of votes greater than the number of shares of common stock of the Company held by such stockholder) unless the name(s) of the nominee(s) has (have) been placed in nomination prior to the commencement of the voting in accordance with Article III, Section 3.4 of the Company’s by-laws and, in accordance with Article II, Section 2.9 of the Company’s by-laws, a stockholder has given at least two days written notice to the Secretary of the Company of an intention to cumulate votes prior to the vote.  Since the Company’s Annual Meeting of Stockholders is expected to be held on May 17, 2010, any stockholder nomination for election to the Board of Directors for the 2010 Annual Meeting of Stockholders, to be timely, would need to have been received by the Company not later than April 17, 2010 and not earlier than March 18, 2010.  As of the printing of this proxy statement, no stockholder has given such notice. Discretionary authority to cumulate votes in the event of such a nomination is solicited in this proxy statement.

In the election of Directors, the 8 nominees receiving the highest number of votes will be elected.  Approval of such other matters which properly come before the meeting, if any, will require the affirmative vote of a majority of the shares represented and voting at the meeting provided the quorum requirements of Article II, Section 2.7 of the by-laws are met (see “Voting of Proxies”).  Abstentions will not count as votes in favor of the election of Directors or any other proposals.

Voting of Proxies

The shares represented by all properly executed proxies received in time for the meeting will be voted in accordance with the stockholders’ choices specified therein; provided, however, that where no choices have been specified, the shares will be voted “FOR” the election of the 8 nominees for Director recommended by the Board of Directors, and voted at the discretion of the proxy holders on such other matters, if any, which may properly come before the meeting (including any proposal to adjourn the meeting).

A stockholder using the enclosed proxy may revoke the authority conferred by the proxy at any time before it is exercised (i.e., before the vote pursuant to that proxy) by delivering written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company, or by appearing and voting by ballot in person at the meeting.

A majority of the shares entitled to vote represented either in person or by properly executed proxies, will constitute a quorum at the meeting.  Abstentions and broker “non-votes” are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Abstentions will be included in tabulations of the votes cast on proposals presented to the stockholders and therefore will have the effect of a negative vote.  Broker “non-votes” will not be counted for purposes of determining the number of votes cast for a proposal.

Notice Regarding Electronic Access of Stockholder Meeting Documents

Farmers & Merchants Bancorp is now offering electronic access in lieu of mail delivery of our annual report and proxy statement at http://www.cfpproxy.com/4723  where the 2009 Annual Report and 2010 Proxy Statement are available.

Should you want to discontinue receiving a paper copy of our Annual Report and Proxy Statement, please mark the box on the Proxy Card that states “Mark here to enroll in our Electronic Access Program.”  You may rescind electronic access at any time by contacting the Company at the number below.

If you make this election on the enclosed proxy card, shortly before each annual meeting you will receive a proxy card, along with voting instructions and the web address where you can access that year’s annual report and proxy statement.

If you have any questions regarding electronic access, please call Sue Clark, AVP – Shareholder Relations, at (209) 367-2348.

Security Ownership of Certain Beneficial Owners and Management

To the knowledge of the Company, as of the record date, no person or entity was the beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s common stock except as set forth in the following tables.  For the purpose of this disclosure and the disclosure of ownership shares by management, shares are considered to be “beneficially” owned if the person has or shares the power to vote or direct the voting of the shares, the power to dispose of or direct the disposition of the shares, or the right to acquire beneficial ownership (as so defined) within 60 days of the record date.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class

Common Stock	Sheila M. Wishek	43,174	5.53%
	111 West Pine Street
	Lodi, CA, 95240-2184

Common Stock	Joan Rider	42,878	5.49%
	111 West Pine Street
	Lodi, CA, 95240-2184
________________________________________________

(1)	Mail should be sent to these individuals at the Company’s address marked “c/o Shareholder Relations.”
(2)	Shares are beneficially owned, directly and indirectly, together with spouses, and unless otherwise indicated, holders share voting power with their spouses. None of the shares are pledged.

A complete list of stockholders entitled to vote will be available for inspection by stockholders of record at the office of the Secretary of the Company at 111 West Pine Street, Lodi, CA for the ten days prior to the meeting.

The following table shows the number of common shares and the percentage of the total shares of common stock of the Company beneficially owned by each of the current Directors, by each of the nominees for election to the office of Director, by the Named Executive Officers (defined as the CEO, CFO and three other most highly compensated executive officers) and by all Directors and Named Executive Officers of the Company and of the Bank as a group as of the record date.

Name and Address of Beneficial Owner (1)	Amount of Common Stock Owned and Nature of Beneficial Ownership (2)	Percent of Class
Stewart C. Adams, Jr.	963	*
Edward Corum, Jr.	406	*
Richard S. Erichson	927	*
Stephen W. Haley	93	*
Deborah E. Hodkin	115	*
Bruce A. Mettler	41,162	5.27%
James R. Podesta	1,055	*
Kevin Sanguinetti	6,738	*
Kenneth W. Smith	113	*
Kent A. Steinwert	3,862	*
Calvin (Kelly) Suess	1,008	*
Carl A. Wishek, Jr.	37,600	4.81%

All Directors, Nominees and Named Executive Officers as a group (12 persons)	94,042	12.04%
________________________________________________

*	Indicates less than 1%.
(1)	Mail should be sent to these individuals at the Company’s address marked “c/o Shareholder Relations.”
(2)	Shares are beneficially owned, directly and indirectly, together with spouses, and, unless otherwise indicated, holders share voting power with their spouses. None of the shares are pledged.

III -	ELECTION OF DIRECTORS

At the meeting, it will be proposed to elect eight (8) Directors of the Company, each to hold office until the next annual meeting and until their successors shall be elected and qualified.  It is the intention of the proxy holders named in the enclosed proxy to vote such proxies (except those containing contrary instructions) for the eight (8) nominees named below.

Mr. Ole R. Mettler, Chairman of the Board and a Director since 1973, retired effective March 31, 2010. The Board elected Kent A. Steinwert to serve as Chairman of the Board.  The Board also elected Bruce A. Mettler to serve as a Director.

The following table sets forth the names of each of the nominees for election as a Director, their age, their principal occupation for the past five years and the period during which they have served as a Director of the Company (or the Bank).

Name	Age	Principal Occupation During Past Five Years	Director Since
Stewart C. Adams, Jr.	72	Attorney	1997
Edward Corum, Jr.	58	Managing General Partner, Corum Real Estate	2003
Bruce A. Mettler	65	Vineyardist	2010
James E. Podesta	89	Orchardist	1980
Kevin Sanguinetti	52	Retired President, 1st American Title Company - Stockton	2001
Kent A. Steinwert	57	Chairman, President & C.E.O. of the Company and Bank	1998
Calvin (Kelly) Suess	74	Co-owner, Lodi Nut Company, Inc.	1990
Carl A. Wishek, Jr.	71	Assistant Vice President of the Bank	1988

Directors are nominated based upon their business experience, knowledge of the Company’s key markets and business segments, community involvement and commitment to serving the interests of all stockholders:

Mr. Adams has served as a director for thirteen years, represents the Lodi market area, and provides legal expertise to the Board.

Mr. Corum has served as a director for seven years, represents the Sacramento market area, and provides real estate finance expertise to the Board.

Mr. Mettler joined the Board in 2010, represents the Lodi market area, and provides wine grape expertise to the Board.

Mr. Podesta has served as a director for thirty years, represents the Linden market area, and provides tree crop (cherries) expertise to the Board.

Mr. Sanguinetti has served as a director for nine years, represents the Stockton market area, and provides real estate expertise to the Board.

Mr. Steinwert has served as a director for twelve years, and has thirty-five years of business, agriculture and consumer banking experience.

Mr. Suess has served as a director for twenty years, represents the Lodi market area, and provides tree crop (almonds and walnuts) expertise to the Board.

Mr. Wishek has served as a director for twenty-two years, represents the Lodi market area, and provides investment management and community relations expertise to the Board.

With the exception of Messrs. Steinwert and Wishek who are employees of the Company, all nominees are considered to be “independent” as such term is defined by Rule 5605(a)(2) of the Nasdaq’s current listing rules.

None of the Directors of the Company were selected pursuant to arrangements or understandings other than with the Directors and stockholders of the Company acting within their capacity as such.  There are no family relationships among the Directors and executive officers of the Company, and none of the Directors serves as a Director of any company which has a class of securities registered under, or subject to periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940.

The Board does not anticipate that any of the nominees will be unable to serve as a Director of the Company, but if that should occur before the meeting, the proxy holders, in their discretion, upon the recommendation of the Company’s Board of Directors, reserve the right to substitute as nominee and vote for another person of their choice in the place and stead of any nominee unable so to serve.  The proxy holders reserve the right to cumulate votes for the election of Directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxy holders may determine in their discretion, based upon the recommendation of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE NOMINEES LISTED.

Code of Ethics

The Company has adopted a Code of Conduct which complies with the Code of Ethics requirements of the Securities and Exchange Commission.  A copy of the Code of Conduct is posted on the Company’s website at http://www.fmbonline.com.  The Company intends to disclose promptly any amendment to, or waiver from any provision of, the Code of Conduct applicable to executive officers and Directors, on its website.

Director Independence

The Company uses Rule 5605(a)(2) of the Nasdaq’s current listing rules to determine whether a Director is independent.  With the exception of Messrs. Steinwert and Wishek who are employees of the Company, all nominees are considered to be “independent.”

Board of Directors Meetings

The Company’s principal asset is its wholly-owned subsidiary, Farmers & Merchants Bank of Central California (the “Bank”).  The Directors of the Company are also Directors of the Bank.  During the calendar year ending December 31, 2009, the Board of Directors of the Company met fourteen (14) times and the Board of Directors of the Bank met twenty-five (25) times.  Each incumbent attended more than 75% of the meetings of the Board of Directors and the Committee(s) on which they served.  The Company expects Directors to attend the annual meeting of stockholders and all Directors attended the annual meeting of stockholders in 2009.

Roles and Responsibilities of the Board of Directors

The Directors of the Company are also Directors of the Bank.  As such, Bank Committees supervise and review the activities of the Bank, which in turn report to the Company’s Board of Directors.

Leadership Structure

Until his retirement in March 2010, Mr. Ole Mettler had served as the Chairman of the Board for 37 years, and had been an employee of the Bank for 50 years.  Upon Mr. Mettler’s retirement, the Board of Directors determined that the Chairmanship needed to continue to reside with the Director who was most familiar with the banking industry, and who would be most capable of setting strategic direction and integrating that direction with the Company’s day-to-day business development and risk management activities.  Accordingly, Mr. Steinwert was named to the position of Chairman in addition to his role for the past twelve years as President and Chief Executive Officer of the Company.

The Board believes that the combination of these positions does not compromise the important “check-and-balance” role that independent Directors play in the oversight of the Company since Mr. Steinwert is not a voting member of the Audit or Personnel Committees of the Board, and therefore key Board decisions and oversight regarding: (1) accounting, financial reporting, and overall risk management; and (2) executive compensation; are made only by “independent” Directors.

As of this date, the Board of Directors has not formally designated a lead independent director.

Role in Risk Management

The Board of Directors’ involvement in risk management centers around the following key roles and responsibilities:

1.	The Board approves the annual strategic plan and financial budget, and receives monthly reporting of financial and non-financial performance relative to plan.

2.	The Board meets twice per month, thereby exercising a more frequent, and probably more detailed, level of oversight than most public companies.

3.
The Asset and Liability Management Committee is a joint committee of management and the Board.  As a result, “independent” Directors are actively involved in interest rate, liquidity and investment risk management processes.

4.
The Loan Committee is a joint committee of management and the Board.  The Committee meets weekly to review all loans over $2 million and evaluate overall portfolio performance and risk.  As a result, “independent” Directors are actively involved in the credit risk management process.

More detail on all Board committees, including the composition and roles and responsibilities of each follows.

Committees of the Board

Audit Committee

The Audit Committee of the Company and the Bank oversees the activities of the internal and independent auditors of the Company and the Bank with the aim of ensuring compliance with applicable laws. The Committee’s charter is included as Exhibit A to this proxy.    The Audit Committee reports to the Boards of Directors of the Bank and the Company, as appropriate.  The Audit Committee reviews the reports of audits and examinations of the Bank and the Company made by the independent auditors, internal auditors, credit examiners, and regulatory agencies and reports the results to the Boards of Directors of the Bank and the Company.  The Committee met eleven (11) times in 2009 and is comprised of the following members: Messrs. Sanguinetti (Chairman), Corum and Podesta.   Each of the Directors serving on the Audit Committee has been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of the Nasdaq’s current listing rules and in SEC rules relating to audit committees.  Mr. Sanguinetti has been determined by the Board of Directors to be a “financial expert”.

Asset and Liability Management Committee

The Asset and Liability Management Committee of the Company and the Bank is responsible for the formulation, revision and administration of the Bank’s policies relating to interest rate, liquidity and investment risk management.  The Asset and Liability Committee is a joint committee of management and Directors.  The following Directors are voting members: Messrs. Corum, Adams, Suess and Steinwert.  The Committee met six (6) times in 2009.

Loan Committee

The Loan Committee of the Company and the Bank is responsible for the formulation, revision and administration of the Bank’s policy relating to credit and loan risk management.  The Loan Committee meets weekly and is responsible for approving all loans between $2 million and $10 million (over $10 million requires full Board approval) and reviewing all loans over $500,000.  The Loan Committee is a joint committee of management and Directors.  The following Directors are voting members: Messrs. Corum and Steinwert.  The Committee met fifty-two (52) times in 2009.

Expense Committee

The Expense Committee of the Company and the Bank reviews and examines Bank and Company expenses on a monthly basis comparing the results with (1) the established annual budget, the previous month and prior year; and (2) selected peer banks and the community banking industry as a whole; and proposes recommendations to management regarding controllable expenses.  The Committee met twelve (12) times in 2009 and is comprised of the following voting members: Messrs. Podesta (Chairman), Suess and Wishek.

CRA Committee (Community Reinvestment Act)

The CRA Committee of the Company and the Bank monitors the Bank’s efforts and responsibilities to comply with the Community Reinvestment Act.  The CRA Committee makes recommendations to the Board of Directors to assure the Bank is meeting the credit, investment and service needs of the communities it serves.  The Committee met twelve (12) times in 2009 and is comprised of the following voting members: Messrs. Suess (Chairman), Adams, Podesta and Wishek.

Nominating Committee

The Nominating Committee of the Company and the Bank identifies candidates to serve as Directors of the Bank and the Company in the event of future Board openings.  The Committee’s charter is included as Exhibit C to this proxy statement.  The Committee is comprised of the following voting members: Messrs. Steinwert (Chairman), Corum and Suess.  The Committee met one (1) time in 2009.  Messrs. Corum and Suess have been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of the Nasdaq’s current listing rules.

Personnel Committee

The Personnel Committee of the Company and the Bank (1) reviews the Company’s overall compensation strategies and practices; (2) reviews the employment contracts of all executive officers (see “Employment Contracts”); (3) annually establishes executive compensation levels and performance evaluation measures for the Chief Executive Officer, Chairman and Directors; and (4) reviews the executive compensation levels and performance evaluation measures for the other executive officers of the Company. The Committee’s charter is included as Exhibit B to this proxy statement.

The Company’s management (1) provides information, analysis and recommendations for the Personnel Committee; and (2) manages the ongoing operations of the compensation program.

In discharging its responsibilities, the Personnel Committee (1) obtains independent data from industry publications and third-party research; and (2) retains independent third-party consultants when it considers it to be necessary.

The Personnel Committee is comprised of the following voting members: Messrs. Adams (Chairman), Corum and Sanguinetti.  The Committee met three (3) times in 2009.  Each of the Directors serving on the Personnel Committee has been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of the Nasdaq’s current listing rules.

Certain Relationships and Related Person Transactions

Certain Directors and Named Executive Officers of the Bank and the Company and corporations and other organizations associated with them and members of their immediate families were customers of and engaged in banking transactions, including loans, with the Bank in the ordinary course of business in 2009.  Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with borrowers not related to the Company or Bank.  These loans did not involve more than the normal risk of collection or have other unfavorable features. All Director and Named Executive Officer loans must be approved by the Board of Directors. With the exception of the previous banking transactions, the Company had no Related Person Transactions as defined by Item 407(a) of Regulation S-K with its Directors or Named Executive Officers.

Indemnification

The Company’s Certificate of Incorporation and By-Laws provide for indemnification of officers, Directors, employees and agents to the fullest extent permitted by Delaware law.  Delaware law generally provides for the payment of expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred by the indemnitees provided such person acted in good faith and in a manner he or she reasonably believed not to be opposed to the best interests of the corporation and with respect to any criminal action or proceeding if he or she had no reasonable cause to believe his or her conduct was unlawful.  However, in derivative suits, if the suit is lost, no indemnification is permitted in respect of any claim as to which the prospective indemnitee is adjudged to be liable for misconduct in the performance of his or her duty to the Company and then only if, and only to the extent that, a court of competent jurisdiction determines the prospective indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  Finally, no indemnification may be provided in any action or suit in which the only liability asserted against a Director is pursuant to a statutory provision proscribing the making of loans, dividends, and distribution of assets under certain circumstances.

The provisions regarding indemnification may not be applicable under certain federal banking and securities laws and regulations.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission.  Executive Officers, Directors and greater than ten percent stockholders are required by regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.  Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its Executive Officers and Directors complied with all filing requirements applicable to them with respect to transactions during 2009.  The Company has no greater than ten percent stockholders.

Communications with Board of Directors

Any person, including any stockholder, desiring to communicate with, or make any concerns known to, the Company, directors generally, non-management Directors or an individual Director only may do so by submitting them in writing to Stephen W. Haley, Secretary of Farmers & Merchants Bancorp, 111 W. Pine Street, Lodi, CA 95240-2184.  All correspondence must include information to identify the person submitting the communication or concern, including name, address, telephone number and e-mail address (if applicable) together with information indicating the relationship of such person to the Company.  The Secretary is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response.  The Company may institute appropriate procedures to establish the authenticity of any communication or concern before forwarding.  The Company is not obligated to investigate any anonymous submissions.

IV –	DIRECTOR AND EXECUTIVE COMPENSATION

Director Compensation Discussion and Analysis

Directors who are employees of the Company (Ole Mettler, Kent Steinwert and Carl Wishek in 2009) do not receive additional compensation for their services as Directors.

A Director who is not an employee of the Company receives a $1,200 fee for each Bank Board Meeting attended (no additional fees are paid for Company Board meetings), and a $600 fee for each Committee Meeting attended (Committee Chairmen receive $800 with the exception of the Audit Committee Chairman who receives $1,000).  In addition, each Director who is not an employee of the Company is eligible to receive an annual bonus.  Directors may elect to defer receipt of some or all Directors’ fees under the Company’s Deferred Compensation Plan.

Directors who are not employees of the Company are compensated up to $538 per month to cover a portion of the cost of outside medical insurance.  Directors who are not employees of the Company do not participate in any retirement or medical plans.

The summary compensation earned by each Director (other than Mr. Steinwert who is a Named Executive Officer) during 2009 is disclosed in the “Director Compensation Table” on the following page.

Executive Compensation Discussion and Analysis

Roles and Responsibilities

The Board of Directors of the Company, operating through its Personnel Committee, (1) reviews the Company’s overall compensation strategies and practices; (2) reviews the employment contracts of all Named Executive Officers (defined as the CEO, CFO and three other most highly compensated executive officers); (3) annually establishes executive compensation levels and performance evaluation measures for the Chief Executive Officer; and (4) reviews the executive compensation levels and performance evaluation measures for the other Named Executive Officers of the Company.

The role of the Company’s management is to: (1) provide information, analysis and recommendations for the Personnel Committee’s consideration; and (2) manage the ongoing operations of the compensation program.

In discharging its responsibilities, the Personnel Committee periodically evaluates information obtained from independent sources regarding peer banking institutions in California and in similar markets nationally.

Executive Compensation Strategy and Programs

The objective of the Company’s compensation strategy is to establish a competitive compensation package that rewards each officer based on their contribution and performance, thereby serving to attract and retain talented individuals who can implement the Company’s strategic plan and maximize long-term stockholder value.

In order to achieve these objectives, the Board has structured a compensation program that includes four major components: (1) annual base salary; (2) annual performance-based bonus; (3) long-term deferred compensation; and (4) post-termination compensation (under certain limited circumstances).

2009 DIRECTOR COMPENSATION TABLE

Name	(1) (2) Fees Earned or Paid in Cash ($)	(3) Stock Awards ($)	(3) Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	(4) Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)	(5) All Other Compensation ($)	Total ($)

Kent A. Steinwert	$-	$-	$-	$-	$-	$-	$-

Stewart C. Adams, Jr.	$79,000	$-	$-	$-	$-	$5,820	$84,820

Edward Corum, Jr.	$83,000	$-	$-	$-	$-	$6,460	$89,460

Ole R. Mettler (6)	$-	$-	$-	$-	$-	$289,747	$289,747

James E. Podesta	$80,000	$-	$-	$-	$-	$5,820	$85,820

Kevin Sanguinetti	$79,800	$-	$-	$-	$-	$6,460	$86,260

Calvin (Kelly) Suess	$89,200	$-	$-	$-	$-	$5,820	$95,020

Carl A. Wishek, Jr.	$-	$-	$-	$-	$-	$103,071	$103,071

(1)  Messrs. Kent Steinwert, Ole Mettler and Carl Wishek were employees of the Company in 2009 and received no additional compensation for their services as Directors.  Mr. Kent Steinwert is a Named Executive Officer and his compensation is listed in the Summary Compensation Table.  The salaries paid Messrs. Ole Mettler and Carl Wishek are included in All Other Compensation.  Directors who are not employees receive a $1,200 Board Meeting Fee and $600 Committee Meeting Fees (Committee Chairs receive $800, with the exception of the Audit Committee Chair who receives $1,000).

(2)  Mr. Ole Mettler received a $135,000 bonus in 2009 (included in All Other Compensation). All other Directors received a $40,000 bonus in 2009.

(3)  The Company has no stock based award programs.

(4)  The Company has no Defined Benefit Pension Program.  All earnings on Non-Qualified Deferred Compensation Plan balances are assumed to be at market rates (see Footnote 4 in the Non-Qualified Deferred Compensation Table).

(5)  For Messrs. Mettler and Wishek who are employees of the Company, includes salary and annual bonus amounts, see Notes 1 and 2.  Non-employee Directors are compensated up to $538 per month towards the cost of outside medical insurance.  Mr. Ole Mettler had the use of a company car, the personal use value of which was $2,283.  As employees, Profit Sharing Plan contributions were made for Mr. Ole Mettler ($25,742) and Mr. Carl Wishek ($7,840).

(6) Mr. Mettler retired from the Company and Board on March 31, 2010.

Performance Evaluation Measures

In evaluating the performance of each Named Executive Officer, the Personnel Committee considers a combination of objective and subjective factors, including the following:

1.
the Company’s annual financial performance (relative to both the current year’s budget and the overall performance of a select group of peer community banks as well as the community bank industry as a whole) as measured by Return on Assets; Return on Equity; Efficiency Ratios; and Net Income performance;

2.	progress towards achieving the Company’s five year strategic plan;

3.	results of the Company’s and Bank’s regulatory examinations; and

4.	current economic and industry conditions.

These performance measurement factors are evaluated at least annually.  Both the annual budget and strategic plan are approved in advance by the Board of Directors and reevaluated during the year.  The Board periodically evaluates information obtained from independent sources regarding peer banking institutions in California and in similar markets nationally, and makes recommendations regarding changes to compensation programs.

In order to ensure that the Company’s compensation strategies and programs do not result in inappropriate risk taking on the part of executive management, the Board has determined that:

1.
Annual Performance Based Bonuses must include consideration of the results of the Company’s and Bank’s regulatory examinations by the FRB, FDIC and California Department of Financial Institutions, all of which involve a review of the Company’s risk management practices and resulting risk profile.

2.
All parts of the Company’s Long-Term Deferred Compensation Program have been structured such that the benefits cannot be withdrawn by the participant until they retire from the Company.  This results in a significant portion of each executive’s compensation remaining at risk during their employment, ensuring that no excessive risks are taken.  This is in contrast to most company stock option plans where once the options vest they can be exercised and the stock sold, allowing participants to realize cash compensation based upon shorter-term financial results.

Annual Compensation Program

Base Salary and Annual Performance-Based Bonus

Each Named Executive Officer receives a monthly base salary.  Salaries are determined largely based upon comparative industry data for: (1) positions of similar responsibility in similar banking institutions in California; and (2) individuals with similar experience and expertise.  Base salary levels are intended to take into consideration that the Company is relatively unique in not offering its executives and employees a stock option or restricted stock long-term compensation program.  Merit salary adjustments are evaluated periodically based on Company and individual performance.  Goals and objectives are established annually for each officer with performance measured and evaluated at least annually.

Annual bonus compensation is paid according to the Company’s Senior Management Incentive Compensation Plan.  Bonus compensation is awarded based primarily on actual results against budgeted goals for the particular year including performance ratios and net income.  Award guidelines are established annually for each level of Senior Management. The Board reserves some discretion with regard to these guidelines when: (1) the Company’s profit performance exceeds budget; (2) the Company’s profit performance exceeds other similar banking institutions in California; and/or (3) an individual’s performance in a given year was beyond expectation.

All base salaries and annual bonuses are paid in cash and fully expensed in the current year.

Given that the Company does not offer stock options or restricted stock compensation (see “Long-Term Deferred Compensation Program”), total levels of Annual Compensation for each Named Executive Officer are targeted at the very top range of similar banking institutions (assuming performance objectives are met).

Each Named Executive Officer’s salary and annual bonus amounts for the last three years are disclosed in the “Summary Compensation Table”.

Deferred Compensation Plan

Each Named Executive Officer is eligible to participate in the Company’s Deferred Compensation Plan.  This type of plan allows the executive to best manage their tax position and is seen as an important component of any overall compensation strategy for attracting and retaining key executives.  Under the Plan, participants may voluntarily elect to defer a maximum amount of one hundred percent (100%) of their base salary and annual bonus.  Benefits become payable after either: (1) a participant’s in service distribution election period is reached; (2) the participant’s employment at the Company terminates; or (3) there has been a “Change in Control” as defined in the Plan.  The Plan also allows for hardship distributions upon the occurrence of an “unforeseen financial emergency” as defined in Treasury Regulations Section 1.457-2(h) (4).  Voluntary deferrals under the Deferred Compensation Plan are disclosed in the participant’s Executive Voluntary Deferrals of Salary and Bonus in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Upon a Change in Control, each participant receives only those balances in their account including any net earnings or losses thereon.  Payments are made in accordance with prior participant elections made in compliance with IRC Section 409A.

Long-Term Deferred Compensation Program

In developing the various parts of a longer-term compensation program, the Board has determined that at the present time it will not seek stockholder approval to offer stock options or restricted stock as part of the compensation package. This decision has been made because the Board believes that it is important that all compensation should be (1) fully transparent; (2) expensed in the year incurred; and (3) not have the potential for future dilution of stockholder value.  However, recognizing that stock based incentives are a major compensation component of many of the Company’s competitors, the Board has developed what it believes is an effective and competitive long-term deferred compensation program.  The objectives of the Company’s deferred compensation program are to: (1) successfully attract and retain talented individuals; and (2) align long-term compensation directly with stockholder interests by rewarding prudent risk taking and creation of long-term stockholder value through generation of high quality and sustainable financial performance.

The Company’s long-term deferred compensation program has been structured to provide retirement benefits as follows:

1.	Profit Sharing Plan … which provides qualified retirement benefits.

2.	Executive Retirement Plan 1 … which provides supplemental non-qualified retirement benefits:

a.	Salary Component … which makes Plan contributions based upon each participant’s salary level;

b.	Performance Component … which makes Plan contributions based upon the Company’s long-term growth in net income and increase in market capitalization; and

c.	Retention Component … which makes Plan contributions based upon executive tenure.

3.	Bank-Owned Life Insurance Program … which provides for a division of life insurance death proceeds between the Company and each participant’s designated beneficiary.

All of the Company’s qualified and non-qualified plans are structured as defined contribution plans to avoid the uncertain future financial liabilities that can exist under defined benefit plans.  The entire cost of these plans is expensed annually.

All non-qualified deferred compensation plans are intended to be compliant with the provisions of Section 409A of the Internal Revenue Code, and contributions are held in an irrevocable Master Trust.  Vested balances are invested by each participant according to their own investment risk profile, and the Company provides no guarantees with respect to either annual returns or maintenance of principal value.

Profit Sharing Plan

Substantially all full-time employees of the Company, including each Named Executive Officer, participate in the Company’s qualified Profit Sharing Plan.  Two levels of contributions are made to the Profit Sharing Plan: (1) mandatory contributions of 5% of eligible salaries (subject to IRS limits) calculated according to criteria set forth in the Plan; and (2) discretionary contributions authorized by the Board of Directors.  None of these contributions are dependent upon the employee contributing to the Plan (i.e., the Plan does not require “matching”).  Benefits pursuant to the Profit Sharing Plan vest 0% during the first year of participation, 25% per full year thereafter and after five years such benefits are fully vested.  Benefits under the Profit Sharing Plan are disclosed in the participant’s Company Contributions to Qualified Retirement and 401(k) Plans in the “All Other Compensation Table”.

Upon a Change in Control, each participant receives only those balances in their account, including any net earnings or losses thereon.

Executive Retirement Plan – Salary Component

To compensate for the contribution ceilings placed on all qualified retirement plans (which includes the Company’s Profit Sharing Plan) by the Internal Revenue Service, the Board has developed the Salary Component to provide levels of total retirement compensation that are competitive in the banking industry.  Each Named Executive Officer is a participant.

____________________________
1 In prior years the Company had three separate plans named: (1) the Indexed Retirement Plan, (2) the Deferred Bonus Plan, and (3) the Executive Retention Plan.  These plans were always structured such that the participant could not withdraw funds from the plan until they retired from the Company.  Accordingly, to explicitly recognize this plan design each plan was renamed and became a “component” under the umbrella of the Executive Retirement Plan.  No changes to any substantive plan terms (e.g., contributions, vesting, withdrawal options, etc.) were made.

An account is established for each participant that is credited annually with an amount based on the taxable equivalent earnings on the cash surrender value balances of the single premium life insurance policies purchased (see “Bank-Owned Life Insurance Program”), net of: (1) the mortality charges associated with the policies; and (2) a minimum required return (defined under the program as the return on five year treasuries) to the Company on these cash surrender value balances.  The initial cash surrender value of the life insurance policies purchased for each participant was determined based upon the individual’s compensation at the time they became a participant and the number of years of service remaining to age 65 so as to provide a supplemental retirement benefit equal to a portion of the participant’s projected final pay with the Company.  The balance in each participant’s account is 0% vested during the first five years of employment and becomes fully vested after five years of employment.  Benefits are disclosed in the participant’s Company Contributions to Non-Qualified Retirement Plans in the “All Other Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Benefits under the Salary Component of the Executive Retirement Plan become payable to participants after either: (1) the participant has become vested and his or her employment at the Company terminates (including retirement); or (2) there has been a “Change in Control” as defined in the Plan.

Upon a Change in Control, each participant receives: (1) those amounts already contributed for past years of service including any net earnings or losses thereon; and (2) the present value (using a discount factor equal to the treasury rate for the remaining years to participant’s age 65) of forecasted contributions over the remaining years to participant’s age 65, which as of December 31, 2009 would be as follows: Mr. Steinwert $2.17 million, Mr. Haley $1.29 million, Mr. Erichson $456,000; Ms. Hodkin $1.99 million and Mr. Smith $1.30 million.  Payments are made in accordance with prior participant elections made in compliance with IRC Section 409A.

Executive Retirement Plan - Performance Component

To compensate for the lack of a stock option or restricted stock program, the Board has developed the Performance Component to reward participants based upon the Company’s long-term growth in net income and market capitalization.  Each Named Executive Officer is a participant and is entitled to receive benefits based on the Company’s long-term cumulative profitability and the resulting impact on the increase in market capitalization in excess of the increase in book value.  Participants do not receive compensation for increases in market capitalization above a P/E ratio of 20 times EPS.

Contributions are calculated using a bonus factor or “carry” determined by the Personnel Committee for each participant (currently 1.00% for the President and C.E.O. and 0.16% for each Executive Vice President).  The total “carry” for all current program participants is 1.85%, a level that the Personnel Committee believes is conservative when compared to a typical range of 5-10% of outstanding shares authorized in employee stock options by other similar banking institutions in California.

Benefits pursuant to the Performance Component vest 0% during the first year of participation, and 25% per full year thereafter.  Benefits are disclosed in the participant’s Company Contributions to Non-Qualified Retirement Plans in the “All Other Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Benefits under the Performance Component of the Executive Retirement Plan become payable to participants after either: (1) the participant has become vested and his or her employment at the Company terminates (including retirement); or (2) there has been a “Change in Control” as defined in the Plan.

Upon a Change in Control, each participant receives: (1) those amounts already contributed for past years of service including net earnings or losses thereon; and (2) an amount equal to the difference (if any) between the purchase price and twenty times EPS which as of December 31, 2009 would be zero for all Named Executive Officers.  Payments are made in accordance with prior participant elections made in compliance with IRC Section 409A.

Executive Retirement Plan - Retention Component

Each Named Executive Officer who was employed by the Company on January 1, 2005 is a participant in the Retention Component, which was developed based upon the Board’s assessment that: (1) the Named Executive Officers had delivered significant stockholder value appreciation in the past; (2) current total compensation levels were below market resulting in executive officer retention problems; and (3) structuring an incentive for long-term executive retention would mitigate retention problems and assist in providing the management stability to drive future stockholder value appreciation.

Between the third quarter of 1997 (when the President and C.E.O. joined the Company and began recruiting his team) and December 31, 2004 (when the Performance Component of the Executive Retirement Plan was established) the market value of the Company increased $255 million or over 300%.  Since no stock option plan was in place, the management team did not benefit from any of this increase in stockholder value.  Accordingly, the Retention Component was created in order to retain the services of the management team and partially compensate for the historical lack of a stock option plan.  Should each participant remain with the Company for the full ten year term of the Retention Component, the total payout, on a present value basis, would represent approximately 1.0% of the $255 million increase in market value, a level that the Personnel Committee believes is conservative when compared to a typical range of 5-10% of outstanding shares authorized in employee stock options by other similar banking institutions in California.

Benefits under the Retention Component are disclosed in the participant’s Company Contributions to Non-Qualified Retirement Plans in the “All Other Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Benefits under the Retention Component of the Executive Retirement Plan become payable to participants after either: (1) the participant has become vested and his or her employment at the Company terminates (including retirement); or (2) there has been a “Change in Control” as defined in the Plan.

Upon a Change in Control, each participant receives: (1) those amounts already earned for past years of service including any net earnings or losses thereon; and (2) any remaining amounts that would have been earned through Year 10 which as of December 31, 2009 would be as follows: Mr. Steinwert $727,000 and Mr. Haley, Mr. Erichson, Ms. Hodkin and Mr. Smith $173,000 each.  Payments are made in accordance with prior participant elections made in compliance with IRC Section 409A.

Bank-Owned Life Insurance Program

The Company has a Bank-Owned Life Insurance (“BOLI”) program under which it has purchased single premium life insurance policies on the lives of the Named Executive Officers as well as certain other senior officers of the Company.  These policies provide: (1) financial protection to the Company in the event of the death of an officer and; (2) significant income to the Company to offset the expense associated with the Company’s employee benefits since the interest earned on the cash surrender value of the policies is tax free as long as the policies are used to finance employee benefits.

As compensation to each participant for agreeing to allow the Company to purchase an insurance policy on his or her life, split dollar agreements have been entered into with each participant.  These agreements provide for a division of the life insurance death proceeds between the Company and each participant’s designated beneficiary or beneficiaries.  Participants fully vest in their split dollar agreements after eight years of service or upon a Change in Control.  If the participant leaves the employ of the Company after vesting occurs (other than as part of a Change in Control) they cannot become employed by another financial institution and retain their vesting.  The dollar value of premiums relating to that portion of the death proceeds that would be payable to the participant’s beneficiary or beneficiaries in the event of his or her death, as well as the tax gross-up payments related thereto, are disclosed in the participant’s Tax Reimbursements in the “All Other Compensation Table”.

Post-Termination Compensation

The Company’s approach to post-termination compensation depends upon the circumstances surrounding the Named Executive Officer’s termination and have been designed by the Board to be competitive with industry-wide practices in order to attract and retain key executives.

1.
If the Named Executive Officer takes retirement, or their employment is terminated due to death or disability, no supplemental payments are made.  They are entitled to all vested balances in qualified and non-qualified plans (see “Deferred Compensation Table”), and in the case of death their heirs are entitled to their split dollar life insurance benefits.

2.
If the Named Executive Officer is terminated for cause, all benefits in the Company’s non-qualified plans, whether vested or not, are forfeited in their entirety.  No other payments are made, but the Named Executive Officer is entitled to all vested balances in qualified plans.

3.
If the Named Executive Officer is terminated without cause, the terms of each individual’s employment contract call for the Company to provide lump sum payments of up to two years’ salary and bonus (see “Summary Compensation Table”).  In addition they are entitled to all vested balances in qualified and non-qualified plans (see “Deferred Compensation Table”).

4.
In the case of a Change in Control (as defined by the Treasury Department pursuant to the requirements of IRC Section 409A), the Company has “single trigger” clauses in each Named Executive Officer’s employment contract.  This means that termination payments are made regardless of whether the Named Executive Officer remains in the employ of the buyer.  In addition to all vested balances in qualified and non-qualified plans (see “Deferred Compensation Table”), each Named Executive Officer receives: (1) lump sum payment of two years’ salary and bonus (see “Summary Compensation Table”); (2) acceleration of benefits under non-qualified plans as more fully described under “Deferred Compensation Program”; (3) lump sum payment of three years’ Cobra medical premiums (which range between $34,000 and $102,000 per Named Executive Officer);  and (4) lump sum tax gross-up payments to cover excise taxes under IRC Section 280G which as of December 31, 2009 would be as follows: Mr. Steinwert $2.37 million; Mr. Haley $863,000; Mr. Erichson $492,000; Ms. Hodkin $1.16 million; Mr. Smith $890,000.  None of these payments are subject to any material contractual conditions such as non-compete, non-solicitation or other types of agreements.

Employment Contracts

The Company has an employment agreement with Kent A. Steinwert, the Company’s President and Chief Executive Officer.  The agreement, which expires on March 31, 2012, is automatically renewable for additional two-year terms unless notice is provided.  The agreement provides for an annual base salary (see “Summary Compensation Table”), salary increases at the discretion of the Board of Directors based upon performance, use of a Company-owned automobile or automobile allowance and certain insurance benefits.  Under certain circumstances, in the event of termination of his employment, Mr. Steinwert may be entitled to receive severance compensation (see “Post Termination Compensation”).

The Company has an employment agreement with Richard S. Erichson, the Company’s Executive Vice President and Senior Credit Officer.  The agreement, which expires on March 31, 2012, is automatically renewable for additional two-year terms unless notice is provided.  The agreement provides for an annual base salary (see “Summary Compensation Table”), salary increases at the times that the salaries of the other Executive Officers of the Company are adjusted, use of a Company-owned automobile or automobile allowance and certain insurance benefits.  Under certain circumstances, in the event of termination of his employment, Mr. Erichson may be entitled to receive severance compensation (see “Post Termination Compensation”).

The Company has an employment agreement with Deborah E. Hodkin, the Company’s Executive Vice President and Chief Administrative Officer.  The agreement, which expires on March 31, 2012, is automatically renewable for additional two-year terms unless notice is provided.  The agreement provides for an annual base salary (see “Summary Compensation Table”), salary increases at the times that the salaries of the other Executive Officers of the Company are adjusted, use of a Company-owned automobile or automobile allowance and certain insurance benefits.  Under certain circumstances, in the event of termination of her employment, Ms. Hodkin may be entitled to receive severance compensation (see “Post Termination Compensation”).

The Company has an employment agreement with Kenneth W. Smith, the Company’s Executive Vice President and Head of Business Markets.  The agreement, which expires on March 31, 2012, is automatically renewable for additional two-year terms unless notice is provided.  The agreement provides for an annual base salary (see “Summary Compensation Table”), salary increases at the times that the salaries of the other Executive Officers of the Company are adjusted, use of a Company-owned automobile or automobile allowance and certain insurance benefits.  Under certain circumstances, in the event of termination of his employment, Mr. Smith may be entitled to receive severance compensation (see “Post Termination Compensation”).

The Company has an employment agreement with Stephen W. Haley, the Company’s Executive Vice President and Chief Financial Officer.  The agreement, which expires on March 31, 2012, is automatically renewable for additional two-year terms unless notice is provided. The agreement provides for an annual base salary (see “Summary Compensation Table”), salary increases at the times that the salaries of the other Executive Officers of the Company are adjusted, use of a Company-owned automobile or automobile allowance and certain insurance benefits.  Under certain circumstances, in the event of termination of his employment, Mr. Haley may be entitled to receive severance compensation (see “Post Termination Compensation”).

Report of the Personnel Committee of the Board of Directors on Executive Compensation

The Personnel Committee has reviewed the Compensation Discussion & Analysis included herein with management and based upon those reviews and discussions has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Respectfully Submitted,

/s/ Stewart C. Adams, Jr.

Stewart C. Adams, Jr., Chairman
Kevin Sanguinetti
Edward Corum, Jr.

Compensation Committee Interlocks and Insider Participation

Messrs. Sanguinetti, Corum and Adams served in 2009 as members of the Personnel Committee.   No member is or has been an officer or employee of the Company.  During 2009, certain members of the Personnel Committee had loans or other extensions of credit outstanding from the Bank.  These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with borrowers not related to the Company or Bank.  These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act of 2002 and did not involve more than the normal risk of collection or have other unfavorable features.

Executive Officer Compensation

The tables on the following pages provide details regarding the various forms of remuneration paid by the Company for the services performed in all capacities by each Named Executive Officer.

Since the Company does not offer: (1) stock options or other stock-based compensation; or (2) defined benefit plans, the following generally required tables are not included herein: Grants of Plan-Based Awards, Outstanding Equity Awards at Fiscal Year-End, Option Exercises and Stock Vesting and Pension Benefits.

2009 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	(1) Salary ($)	(1) Bonus ($)	(2) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation ($)	(4) Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)	(5) All Other Compensation ($)	Total ($)
Kent A. Steinwert	2009	$696,266	$900,000	$-	$-	$-	$-	$626,361	$2,222,627
President,	2008	$662,515	$900,000	$-	$-	$-	$-	$652,213	$2,214,728
Chief Executive Officer	2007	$629,824	$900,000	$-	$-	$-	$-	$897,483	$2,427,306
of the Company & Bank

Stephen W. Haley	2009	$237,519	$180,000	$-	$-	$-	$-	$244,483	$662,002
Executive Vice President,	2008	$235,269	$175,000	$-	$-	$-	$-	$239,864	$650,133
Chief Financial Officer, Secretary	2007	$231,302	$160,000	$-	$-	$-	$-	$262,995	$654,296
of the Company & Bank

Richard S. Erichson	2009	$244,930	$155,000	$-	$-	$-	$-	$242,975	$642,905
Executive Vice President,	2008	$237,466	$165,000	$-	$-	$-	$-	$241,521	$643,987
Senior Credit Officer	2007	$232,170	$160,000	$-	$-	$-	$-	$271,910	$664,080
of the Company & Bank

Deborah E. Hodkin	2009	$237,860	$135,000	$-	$-	$-	$-	$187,872	$560,732
Executive Vice President,	2008	$230,354	$150,000	$-	$-	$-	$-	$191,697	$572,051
Chief Administrative Officer	2007	$223,376	$170,000	$-	$-	$-	$-	$244,909	$638,285
of the Bank

Kenneth W. Smith	2009	$227,514	$155,000	$-	$-	$-	$-	$172,347	$554,861
Executive Vice President,	2008	$220,008	$150,000	$-	$-	$-	$-	$156,379	$526,387
Head of Business Banking	2007	$209,002	$125,000	$-	$-	$-	$-	$235,807	$569,809
of the Bank

(1)     Includes base salary, unused vacation pay, car allowance and annual bonus.  See Annual Compensation Program on page 14 and Employment Contracts on page 20.  Amounts earned in 2009 but deferred include $389,100 for Mr. Steinwert.  See Non-Qualified Deferred Compensation Table for additional details.

(2)     The Company has no stock based award programs.

(3)     In prior years certain contributions under the Company's Executive Retirement Plan were included in this column.  All contributions have now been reclassified to the Other Compensation Table under Company Contributions to Non-Qualified Retirement Plans.

(4)     The Company has no Defined Benefit Pension Program.  All earnings on Non-Qualified Deferred Compensation Plan balances are assumed to be at market rates (see Footnote 4 in the Non-Qualified Deferred Compensation Table).

(5)     See All Other Compensation Table for additional details.

2009 NON-QUALIFIED DEFERRED COMPENSATION TABLE
(Includes both vested and unvested balances - see Footnote 1)

					Aggregate Plan Balances at Last Fiscal Year-End
Name	(2) Executive Voluntary Deferrals of Salary and Bonus in Last Fiscal Year ($)	(3) Registrant Contributions in Last Fiscal Year ($)	(4) Aggregate Investment Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	(2) (5) Executive Voluntary Deferrals of Salary and Bonus ($)	(3) (5) Registrant Contributions ($)	Total of Executive Voluntary Deferrals and Registrant Contributions ($)
Kent A. Steinwert	$389,100	$584,684	$1,325,817	$-	$4,237,759	$4,563,400	$8,801,159

Stephen W. Haley	$-	$198,684	$134,627	$-	$-	$1,227,780	$1,227,780

Richard S. Erichson	$-	$205,555	$5,930	$-	$-	$1,442,307	$1,442,307

Deborah E. Hodkin	$-	$156,165	$100,008	$-	$-	$962,824	$962,824

Kenneth W. Smith	$-	$140,067	$82,265	$-	$-	$869,870	$869,870

(1)  The Company expenses all deferred compensation in the year earned, even if it is not yet vested.  As of December 31, 2009 all balances are vested with the exception of the following unvested amounts:  Mr. Steinwert $123,325.   See Post Termination Compensation on page 19 for details regarding unvested balances upon the occurrence of certain triggering events.

(2)  Includes voluntary deferrals of  earned salary or annual bonus under the Company’s Deferred Compensation Plan. See plan description on page 15, which details the types of compensation deferred, measures of calculating plan earnings and terms of payouts, withdrawals and other distributions. Current year contributions are included in the Summary Compensation Table (see footnote 1).  All previous years' contributions were reported in previous years’ Summary Compensation Tables.

(3)  Includes Company contributions under the Company’s Executive Retirement Plan.  See plan description on page 16, which details the types of compensation deferred, measures of calculating plan earnings and terms of payouts, withdrawals and other distributions.  All previous years' contributions were reported in previous years’ Summary Compensation Tables.

(4)  All balances are held in a Master Trust which is subject to the claims of the Company's creditors in the event of insolvency.  General investment parameters are established by the Company, including allowable investment instruments and approved investment manager(s).  Participants can then work with the investment managers(s) to request investment of their vested balances according to their own risk profile, with no guarantees of principal provided by the Company.  Previous years’ earnings or losses were reported in previous years’ Non-Qualified Deferred Compensation Tables.

(5)  Represents the cumulative amount of the current and all previous years' contributions and earnings or losses.

2009 ALL OTHER COMPENSATION TABLE

Name	Year	(1) Personal Use of Company Car ($)	(2) Tax Reimbursements ($)	Insurance Premiums ($)	Club Dues ($)	(3) Company Contributions to Non-Qualified Retirement Plans ($)	(4) Company Contributions to Retirement & 401(k) Plans ($)	Total ($)
Kent A. Steinwert	2009	$3,267	$7,483	$1,576	$3,609	$584,684	$25,742	$626,361
	2008	$3,806	$7,119	$1,576	$5,420	$607,146	$27,146	$652,213
	2007	$4,183	$10,104	$1,580	$3,678	$851,159	$26,779	$897,483

Stephen W. Haley	2009	$8,208	$10,546	$1,303	$-	$198,684	$25,742	$244,483
	2008	$2,100	$11,726	$1,303	$-	$197,589	$27,146	$239,864
	2007	$-	$9,849	$704	$-	$225,663	$26,779	$262,995

Richard S. Erichson	2009	$-	$4,420	$2,401	$4,857	$205,555	$25,742	$242,975
	2008	$-	$5,128	$1,561	$5,025	$202,661	$27,146	$241,521
	2007	$-	$7,748	$1,565	$309	$235,510	$26,779	$271,910

Deborah E. Hodkin	2009	$2,893	$2,532	$540	$-	$156,165	$25,742	$187,872
	2008	$6,105	$2,294	$540	$-	$155,612	$27,146	$191,697
	2007	$6,282	$3,272	$540	$-	$208,036	$26,779	$244,909

Kenneth W. Smith	2009	$3,280	$2,410	$848	$-	$140,067	$25,742	$172,347
	2008	$3,496	$2,199	$559	$-	$122,979	$27,146	$156,379
	2007	$3,449	$3,199	$555	$-	$201,825	$26,779	$235,807

(1)  Certain executives receive a car allowance as opposed to the use of a company car.  Car allowance amounts are included in Salary in the Summary Compensation Table.

(2)  Represent tax gross-up payments to reimburse executive for split-dollar life insurance premiums under the Company’s BOLI program.

(3)  Includes Executive Retirement Plan contributions for the current year.  Investment earnings or losses generated from investing prior year balances are reflected in the Non-Qualified Deferred Compensation Table.  In prior years certain contributions under the Executive Retirement Plan were included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.  All contributions have now been reclassified to this table.

(4)  Includes contributions to the Company’s Profit Sharing Plan.  See plan description on page 16.

V –	AUDIT RELATED MATTERS

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees relevant accounting, risk assessment, risk management and regulatory matters.  It meets with the Bank’s and the Company’s internal auditors and the independent auditors to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, control and disclosure functions.  After reviewing the independent auditor’s qualifications, partner rotation and independence, the Audit Committee also makes an annual decision regarding selection of the independent auditors. In addition, the Audit Committee reviews reports of examination conducted by regulatory agencies and follows up with management concerning recommendations and required corrective action.

The Audit Committee reports regularly to the Boards of Directors of the Bank and the Company and has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants as it deems appropriate and necessary to perform its duties.

In performing its functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

In connection with the December 31, 2009 financial statements of the Company, the Audit Committee:  (1) reviewed and discussed the audited financial statements with management and the independent auditors; (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61; and (3) received and discussed with the independent auditors the matters required by Independence Standards Board Statement No. 1.  The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.  Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2009.

The Board of Directors has approved a written charter of the Audit Committee which is included as Exhibit A to this proxy statement.

Respectfully Submitted,

/s/ Kevin Sanguinetti

Kevin Sanguinetti, Chairman
Edward Corum, Jr.
Ernie Podesta

Audit Fees

The aggregate fees billed by Perry-Smith LLP for performance of the audit and review of the Company’s quarterly and annual financial statements for fiscal year 2008 were $195,000 and fiscal year 2009 were $205,000.

Audit-Related Fees

The aggregate fees billed by Perry-Smith LLP for services that were reasonably related to the performance of the audit and review of the Company’s quarterly and annual financial statements for fiscal year 2008 were $14,000 and fiscal year 2009 were $14,750.

Tax Fees

The aggregate fees billed by Perry-Smith LLP for professional services for tax compliance, tax advice and tax planning for fiscal year 2008 were $54,765 and fiscal year 2009 were $45,367.

All Other Fees

There were no other fees billed by Perry-Smith LLP in 2008 or 2009.

Pre-approval of Services by the Company’s External Auditor

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s external auditor.  The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its independent auditor and consider, and if appropriate, pre-approve the provision of certain defined audit and non-audit services.  The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members.  The member or members to whom such authority is delegated shall report any specific approval of services at its next regular meeting.  The Audit Committee will regularly review summary reports detailing all services being provided by its external auditor.

VI -	OTHER INFORMATION

Annual Report

Together with this proxy statement, Farmers & Merchants Bancorp has distributed to each of its stockholders an Annual Report for the year ended December 31, 2009.  The annual report contains the consolidated financial statements of the Company and the unqualified report thereon of Perry-Smith LLP, the Company’s independent public accountants for 2008 and 2009.

Upon written request by any person entitled to vote at the meeting, addressed to Stephen W. Haley, Secretary of the Company, at 111 West Pine Street, Lodi, CA 95240-2184, we will provide, without charge, a copy of the Company’s 2009 Annual Report, including the financial statements and the schedules thereto filed with the Securities and Exchange Commission.  You can also obtain a copy of the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission through the F&M Bank website.  The website address is http://www.fmbonline.com.  The link to the Securities and Exchange Commission is on the About Us page.

Stockholder Nominations, Notices and Proposals

Article III, Section 3.4 of the By-Laws of the Company provides a procedure for nomination for election of members of the Board of Directors of the Company.  Nominations for election to the Board of Directors may be made by the Board of Directors or by any holder of any outstanding class of capital stock of the Company entitled to vote for the election of Directors.  Nominations, other than those made by the Board of Directors, shall be made by notification in writing delivered or mailed to the Chairman of the Nominating Committee at 111 West Pine Street, Lodi, CA 95240-2184,  not less than thirty (30) days or more than sixty (60) days prior to any meeting of stockholders called for election of Directors, provided, however, that if less than twenty-one (21) days notice of the meeting is given to stockholders, such nomination shall be mailed or delivered to the President of the Company not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed.  If the Company’s 2011 Annual Meeting of Stockholders is held on the third Monday of May (as it will be in 2010), any stockholder nomination, to be timely, must be received by the Company not later than April 16, 2011 and not earlier than March 17, 2011.  Notification must contain certain information as to each proposed nominee and as to each person acting alone or in conjunction with one or more persons, in making such nomination or in organizing, directing or financing such nomination.  The Chairman of the meeting may, in his or her discretion, determine and declare to the meeting that a nomination not made in accordance with the foregoing procedure shall be disregarded.  A copy of the By-Laws of the Company can be obtained by written request to the Secretary of the Company, Stephen W. Haley, 111 West Pine Street, Lodi, CA 95240-2184.  A copy of the Nominating Committee’s charter, which outlines the Committee’s nominating process, including the standards and qualifications to be considered for Board membership, is included as Exhibit C to this proxy statement.

Pursuant to Article II, Section 2.6 of the Company’s By-Laws, in order for other business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company and must have been a stockholder of record at the time such notice is given.  To be timely, a stockholder’s notice shall be delivered to or mailed (by United States registered mail, return receipt requested) and received at the principal executive offices of the Company not less than seventy (70) days nor more than ninety (90) days prior to the first anniversary date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty (20) days, or delayed by more than seventy (70) days, from such anniversary date, notice by a stockholder to be timely must be so delivered or mailed (by U.S. registered mail, return receipt requested) and received not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the seventieth (70th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.  Notice of any stockholder proposal by a stockholder to properly bring business before the 2011 annual meeting, to be timely, must be received by the Company no later than March 8, 2011, and no earlier than February 16, 2011.  Such stockholder’s notice to the Secretary must contain certain additional information, which is more particularly described in Article II, Section 2.6 of the Company’s By-Laws.  No business shall be conducted at an annual meeting of stockholders unless proposed in accordance with the foregoing procedures.  The Chairman of the meeting shall, if the factors warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the foregoing procedure and such business shall not be transacted.

Under the Rules of the Securities and Exchange Commission, if a stockholder intends to include a proposal in the Company’s proxy statement and form of proxy for presentation at the Company’s 2011 Annual Meeting of Stockholders, the proposal must be received by the Company at its principal executive offices by December 17, 2010.  In addition to these advance notice requirements, there are other requirements that a stockholder must meet in order to have a proposal included in the Company’s proxy statement under the rules of the Securities and Exchange Commission.

Other Matters

The Management and Directors of the Company are not aware of any other matters to be presented for consideration at the meeting to be held on May 17, 2010 or any adjournments or postponements thereof.  If any other matters should properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best business judgment, pursuant to the discretionary authority granted therein.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Stephen W. Haley

Stephen W. Haley
Secretary

Exhibit A

AUDIT COMMITTEE CHARTER

The Audit Committee Charter provides general guidelines for members of the Audit Committee (Committee) of the Board of Directors of Farmers & Merchants Bank of Central California (Bank).  These guidelines will assist the Committee in its efforts to ensure ongoing adequacy of the Bank's internal audit system according to the rules and guidelines of the Federal Deposit Insurance Corporation, the Securities Exchange Commission and the AICPA Auditing Standards Board.   The Audit Committee of the Board of the Bank shall also serve to discharge the functions and responsibilities of the Committee of the Board of Directors of Farmers & Merchants Bancorp (“Company”).  In discharging its responsibilities, the Committee may utilize outside counsel or other experts and advisors, as it sees fit.

Committee Membership

The Committee shall be composed of at least three outside Directors of the Board who are independent of the management of the Bank and the Company.  Pursuant to Rule 5605(a)(2) of the NASD’s current listing rules, at least annually the Board of the Bank will determine whether each audit committee member is an outside director and is independent of management.

An outside director is defined as “a director who is not, and within the preceding fiscal year has not been, an officer or employee of the institution or any affiliate of the institution”.  In determining whether a director is an independent director the following issues shall be considered:

1.	The director’s level of ownership or control, either directly or indirectly, of the common shares of Farmers & Merchants Bancorp.

2.	Any employment, business or advisory role that the director has had within the Bank or Company within the past three years.

3.	Any employment of a director’s immediate family member as an executive officer of the Bank or Company within the past three years.

4.	Any involvement that the director has, or has had within the past three years, in the preparation of the financial statements of the Company.

5.
Any involvement that the director, or any immediate family member of the director has, or has had within the past three years, with any provider of internal or external audit services to the Bank or Company.

6.
Any involvement that the director, or any immediate family member of the director has, or has had within the past three years, with another entity that an executive officer of the Bank or Company serves, or has served within the past three years, on the compensation committee of that entity.

7.
Any involvement that the director, or any immediate family member of the director has, or has had within the past three years, with another entity that has received payments from the Bank or Company for property or services.

In applying the preceding guidelines the Board should consider the issues not only from the standpoint of the director himself or herself, but also from the standpoint of persons or organizations with which the director has an affiliation.

Designation of Financial Expert

The Committee shall designate one of its members as a “financial expert”.  The financial expert is an individual who is determined by the Board of Directors to possess all of the following attributes:

1.	An understanding of financial statements and generally accepted accounting principles (GAAP).

2.	An ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves.

3.
Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues generally comparable to what can be expected to be raised by the Bank’s or Company’s financial statements or experience activity supervising one or more persons engaged in such activities.

4.	An understanding of internal controls and procedures for financial reporting.

5.	An understanding of audit committee functions.

These attributes may be acquired by:

1.
Education and experience as a principal financial officer, principal accounting officer, controller, public accountant, or auditor, or experience in one or more positions that involve the performance of similar functions.

2.
Experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor, or person performing similar functions or experience overseeing or assessing the performance of companies or public accountants with respect to the preparation auditing or evaluation of financial statements.

3.	Other relevant experience.

Committee Meetings

The Committee shall meet at least bi-monthly to review all recent audit reports (including reports by internal auditors, independent public accountants, credit examiners, and/or regulatory agencies).  Management reports shall also be reviewed as they relate to audit findings.  The Committee shall maintain and report to the Boards of the Company and the Bank, minutes and other relevant records of their meetings and decisions.

Audit System

The Committee shall approve an internal and external audit system, which provides for:

1.	Audit Programs. These items will be annually presented by the auditor:

•	Scope and frequency of the audit work

•	Documentation of the work performed

•	Conclusions reached and reports issued

2.	Program Effectiveness. Audit Reports and Responses thereto shall be presented to determine if controls are effective and if appropriate corrective action has been taken.

3.
Audit Arrangements.  The independent auditor, internal auditor and credit examination vendors are ultimately accountable to the Audit Committee.  It is management's responsibility to evaluate and recommend vendor selection and replacement, but it is the Committee’s responsibility to approve and replace these vendors, if deemed appropriate or necessary.  The Committee shall pre-approve all non-audit engagements of the independent auditor.  The Committee shall review the report by the independent auditor which is required by Section 10A of the Securities Exchange Act of 1934.  The following information shall be presented to the Committee with Management's recommendations at least annually:

•	Written Agreement. Annual written contract or engagement letter.
•	Vendor Competence. A resume and references for each individual responsible for maintaining the audit relationship.
•	Vendor Independence. A formal written statement of independence.

Responsibilities

The Committee shall:

1.	Review the Forms 10-Q and 10-K prior to presentation to the Board and filing with the Securities Exchange Commission and recommend inclusion of the Company’s financial statements therein.

2.
Report to the Board that its members have reviewed the Forms 10-Q and 10K, and whether anything came to the attention of the Committee members which caused them to believe that the audited financial statements contain any materially misleading statements or omit any material information.

3.
The Committee shall review and discuss with management, the internal auditor and the independent auditor the matters relating to the conduct of the audit required to be discussed by SAS Nos. 61 and 90 (Communications with Audit Committees).

4.
Evaluate findings of all internal/external audits and examinations of the Company’s operations, credit management, and risk oversight management.  Review management responses and corrective action of all audit/examination findings.

5.
Provide oversight of all internal controls including applicable policies.  Communicate with Company management on internal control issues.  Oversee Company’s Bank Secrecy Act, Anti-Money Laundering, and Patriot Act policies and Customer Identification Program (CIP).  Insure an adequate BSA/AML management structure exists in the Company.  Communicate all internal control and BSA/AML issues and policies to the entire Board of Directors.

6.
Establish procedures for the confidential, anonymous submission by employees or other “whistleblowers” of concerns regarding questionable accounting, internal control or auditing matters; and the receipt, retention and treatment of these complaints.

7.	Ensure that a copy of this Charter is disclosed in the Company’s Proxy Statement at least every three years.

Exhibit B

PERSONNEL COMMITTEE CHARTER

Role

The Personnel Committee's role is to discharge the Board's responsibilities relating to compensation of the Company's executives and to oversee and advise the Board on the adoption of policies that govern the Company's compensation and benefit programs.

Membership and Authority

The membership of the Committee consists of at least three directors, each of whom shall meet the independence requirements as defined by Rule 5605(a)(2) of the NASD’s current listing rules.  The Board appoints the members of the Committee and the chairman.

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to retain outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate.  The Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee to perform certain of its duties on its behalf.

Responsibilities

The principal responsibilities and functions of the Personnel Committee are as follows.

1.
Review the competitiveness of the Company's executive compensation programs to ensure: (a) the attraction and retention of executives; (b) the motivation of executives to achieve the Company's business objectives; and (c) the alignment of the interests of senior management with the long-term interests of the Company's shareholders.

2.	Review trends in executive compensation, oversee the development of new compensation plans, and, when necessary, approve the revision of existing plans.

3.	Review and approve the compensation structure for executives at the level of senior vice president and above.

4.
Oversee an evaluation of the performance of the Company's executive officers and approve the annual compensation, including salary, bonus and other incentive compensation, for the executive officers. Review and approve compensation packages for new executive officers and termination packages for executive officers.

5.
Assist the Board in establishing executive officer annual goals and objectives, and consider the results of executive officer performance reviews in recommending compensation to the other independent members of the Board for approval consistent with the Company's compensation philosophy.

6.	Review and discuss with the Board plans for executive officer development and corporate succession plans for the CEO and other executive officers.

7.	Review and make recommendations concerning long-term non-qualified deferred compensation plans.

8.	Appoint and remove plan administrators for the Company's qualified and non-qualified retirement plans.

9.
Periodically review the compensation paid to non-employee directors and make recommendations to the Board for any adjustments. No member of the Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as a director.

10.	Review periodic reports from management on matters relating to the Company's compensation practices.

11.
Produce an annual report of the Compensation Committee on executive compensation for the Company's annual proxy statement in compliance with and to the extent required by applicable Securities and Exchange Commission rules and regulations.

12.	Regularly review and make recommendations about changes to the charter of the Committee.

Exhibit C

NOMINATING COMMITTEE CHARTER

Mission Statement

The Nominating Committee shall assist the full Board of Directors in selecting individuals for service on the Board of Directors of the Company and Bank and evaluating their performance.

Membership and Qualification

Committee membership shall include at least two "independent directors" as defined in and determined pursuant to Rule 5605(a)(2) of the NASD’s current listing rules.   The Committee members shall be elected by the Board annually for terms of one year, or until their successors shall be duly elected and qualified.  The Board may remove any Committee member at any time.  Unless a Committee Chairman is elected by the full Board, the Committee members may designate a Chairman.

Meetings and Other Actions

The Committee shall meet as required to carry out its responsibilities. Meetings may be called by the Chairman of the Committee or at the request of the Chief Executive Officer.  All meetings of and other actions by the Committee shall be held or otherwise taken pursuant to the Company’s By-Laws.

Reports of meetings shall be made by the Committee Chairman to the Board of Directors at its next regularly scheduled meeting following the Committee meeting.

Responsibilities and Authority

In carrying out its mission, the Committee shall have the following responsibilities and authority.

1.	Evaluate periodically the desirability of and recommend to the Board any changes in the size and composition of the Board.

2.	Make recommendations to the Board for the selection of directors in accordance with the criteria set forth below.

•	Director selection should include at least enough independent directors so that the independent directors will constitute at least a majority of the Board.

•
Independent directors should have appropriate skills, experiences and other characteristics to provide qualified persons to fill all Board Committee positions required to be filled by independent directors.

•
The Chief Executive Officer of the Company shall be a director and, depending on the circumstances, certain other members of management, as well as certain individuals having relationships with the Company that prevent them from being independent directors, may be appropriate members of the Board.

3.	Evaluate each new director candidate before recommending that the Board nominate such individual for election as a director.

4.	Diligently seek to identify potential director candidates who will strengthen the Board.

5.	Submit to the Board the candidates for director to be added to the Board due to Board expansions, director resignations or retirements or otherwise.

6.	Monitor performance of directors to assure that they are fulfilling their responsibilities.

7.	Perform an evaluation of the Committee’s performance and assess any required changes in the Nominating Committee Charter.

8.	Perform such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board of Directors of the Company.

Nominations by Shareholders

The Committee will consider recommendations from shareholders for nomination as a Board member as provided for in Article III, Section 3.4 of the By-Laws of the Company.

Communications with Directors

The Committee will recommend procedures for persons to communicate with directors. The following procedures will be in effect until changed by the Committee.  Any person, including any stockholder, desiring to communicate with, or make any concerns known to, the Company, directors generally, non-management directors or an individual director only may do so by submitting them in writing to the Secretary of the Company, with information to identify the person submitting the communication or concern, including name, address, telephone number and e-mail address (if applicable) together with information indicating the relationship of such person to the Company.  The Secretary will be responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response.  The Company may institute appropriate procedures to establish the authenticity of any communication or concern before forwarding.  The Company will not be obligated to investigate or forward any anonymous submissions from persons who are not employees of the Company.

Additional Resources

The Committee shall have the authority to hire independent consultants, including counsel, to assist and advise the Committee in connection with its responsibilities.